Index supplement to the prospectus dated April 17, 2026, the prospectus supplement dated April 17, 2026, the product supplement no. 3 - I dated April 17, 2026 and the underlying supplement no. 5 - I dated April 17, 2026 Registration Statement Nos. 333 - 293684 and 333 - 293684 - 01 Dated November 9, 2026 Rule 424(b)(3) NOVEMBER 2026 MerQube US Small - Cap Vol Advantage Index Hypothetical and Actual Historical Monthly and Annual Returns  Backtested  Actual Year Dec Nov Oct Sep Aug Jul Jun May Apr Mar Feb Jan 3.90% - 1.54% 6.34% - 7.80% - 0.75% - 4.78% 12.20% 8.12% 8.80% - 12.84% - 6.01% 1.89% 3.37% 2005 13.10% - 1.26% 3.40% 8.77% - 0.08% 3.26% - 6.31% - 0.81% - 12.25% - 1.52% 8.62% - 2.39% 15.92% 2006 - 20.28% - 1.87% - 9.21% 2.29% 0.65% 1.12% - 13.27% - 4.20% 6.94% 1.58% - 2.23% - 4.59% 2.08% 2007 - 35.22% 2.39% - 8.70% - 15.75% - 6.79% 4.13% 3.43% - 10.75% 4.81% 3.78% - 0.62% - 5.36% - 10.27% 2008 20.05% 9.92% 2.65% - 9.56% 5.70% 2.48% 10.36% 0.75% 1.80% 10.33% 4.32% - 9.07% - 8.32% 2009 26.27% 11.51% 2.68% 4.88% 13.83% - 9.17% 5.40% - 8.57% - 12.56% 7.80% 14.03% 4.28% - 5.85% 2010 - 15.06% 0.69% - 0.96% 9.95% - 10.32% - 10.06% - 6.89% - 5.55% - 5.44% 4.87% 3.20% 8.21% - 1.37% 2011 11.89% 4.57% 0.42% - 5.20% 4.80% 5.13% - 2.80% 5.89% - 11.25% - 3.45% 3.24% 2.51% 9.28% 2012 62.46% 1.49% 8.54% 3.00% 11.19% - 8.83% 13.75% - 1.48% 7.49% - 5.80% 9.38% 2.71% 10.79% 2013 - 9.17% 1.70% - 0.34% 7.76% - 12.83% 9.06% - 13.60% 10.63% 1.19% - 7.73% - 3.42% 8.73% - 6.64% 2014 - 26.97% - 11.67% 4.19% 8.00% - 7.83% - 14.65% - 5.91% 1.96% 4.89% - 8.22% - 0.64% 9.57% - 7.10% 2015 17.50% 3.82% 12.06% - 11.74% - 0.30% 3.82% 12.18% - 1.18% 4.35% 1.82% 12.56% - 1.34% - 15.48% 2016 20.82% - 2.14% 6.37% 1.31% 18.51% - 6.24% 1.04% 8.84% - 5.53% - 0.17% - 3.76% 3.91% - 0.60% 2017 - 28.53% - 16.05% 0.28% - 21.24% - 7.54% 10.47% 1.06% 1.51% 13.94% - 0.03% - 2.36% - 13.29% 6.69% 2018 28.19% 5.74% 9.51% 4.78% 3.29% - 10.92% - 0.76% 11.34% - 14.12% 6.18% - 10.25% 10.08% 15.35% 2019 2.02% 10.42% 17.51% 0.39% - 5.46% 4.99% 2.19% 0.44% 2.70% 10.08% - 12.65% - 16.05% - 7.26% 2020 - 1.32% 1.37% - 5.35% 7.09% - 5.50% 0.45% - 7.84% 0.47% - 0.33% 1.56% - 0.98% 4.59% 4.23% 2021 - 35.74% - 11.57% 1.98% 10.97% - 11.60% - 3.31% 12.22% - 10.74% - 0.85% - 12.95% 0.27% 1.09% - 14.27% 2022 - 1.07% 18.42% 11.72% - 11.80% - 14.64% - 10.90% 10.23% 11.10% - 2.03% - 4.09% - 9.72% - 4.58% 12.45% 2023 - 2.59% - 15.18% 10.34% - 4.21% - 1.28% - 1.48% 17.79% - 3.07% 5.79% - 12.20% 5.07% 7.77% - 6.97% 2024 - 6.19% - 3.40% - 0.47% - 0.29% 3.77% 9.28% 1.66% 6.75% 3.18% - 6.27% - 9.55% - 10.42% 1.46% 2025 4.23% - 2.35% - 10.83% - 0.59% - 6.44% 2.71% 5.99% 14.70% - 6.82% 0.12% 10.48% 2026 Please refer to the “Selected Risks” and “Disclaimer” on the following page . Historical performance measures for the MerQube US Small - Cap Vol Advantage Index (the “Index”) represent hypothetical backtested performance from January 7 , 2005 through June 17 , 2022 and the actual performance of the Index from June 21 , 2022 through October 31 , 2026 . Please see “Use of hypothetical backtested returns” at the end of this presentation for further information related to backtesting including a discussion of certain limitation of backtesting and simulated returns . The hypothetical backtested and historical levels presented herein have not been verified by J . P . Morgan, and hypothetical historical levels have inherent limitations . PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS . Investing in the notes linked to the Index involves a number of risks. See “Selected Risks” on page 2 of this document, “Risk Factors” in the prospectus supplement and the relevant product supplement and underlying supplement and “Selected Risk Considerations” in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal otfense. The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank

NOVEMBER 2026 | MerQube US Small - Cap Vol Advantage Index Selected Risks  Our affiliate, J.P. Morgan Securities LLC (“JPMS”), coordinated with the Index Sponsor in the development of the Index.  The level of the Index will include a 6.0% per annum daily deduction.  MerQube (the “Index Sponsor”) may adjust the Index in a way that atfects its level, and the Index Sponsor has no obligation to consider your interests.  The Index may not approximate its target volatility.  The Index is subject to risks associated with the use of significant leverage.  The Index may be adversely atfected by a “volatility drag” etfect.  The Index may be significantly uninvested.  The Index may be adversely atfected if later futures contracts have higher prices than an expiring futures contract included in the Index.  The Index is an “excess return” index and not a “total return” index because it does not reflect interest that could be earned on funds notionally committed to the trading of futures contracts.  The Index, which was established on June 21, 2022, has a limited operating history and may perform in unanticipated ways.  The Index is subject to significant risks associated with futures contracts, including volatility.  An investment linked to the Index will be subject to risks associated with small capitalization stocks.  Concentration risks associated with the Index may adversely atfect the value of investments linked to the Index.  Suspension or disruptions of market trading in the futures contracts included in the Index may adversely atfect the value of investments linked to the Index.  The official settlement price and intraday trading prices of the relevant futures contracts included in the Index may not be readily available.  Changes in the margin requirements for the underlying futures contracts included in the Index may adversely atfect the value of investments linked to the Index.  The Index may not be successful or outperform any alternative strategy that may be employed in respect of the future contracts. The risks identified above are not exhaustive . You should also review carefully the related “Risk Factors” section in the prospectus supplement and the relevant product supplement and underlying supplement and the “Selected Risk Considerations” in the relevant pricing supplement . Disclaimer Important Information The information contained in this document is for discussion purposes only . Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved . All information herein is subject to change without notice, however, J . P . Morgan undertakes no duty to update this information . In the event of any inconsistency between the information presented herein and any otfering document, the otfering document shall govern . Use of hypothetical backtested returns Any backtested historical performance and weighting information included herein is hypothetical . The constituent may not have traded in the manner shown in the hypothetical backtest of the Index included herein, and no representation is being made that the Index will achieve similar performance . The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations . There are frequently significant ditferences between hypothetical backtested performance and actual subsequent performance . The results obtained from backtesting information should not be considered indicative of the actual results that might be obtained from an investment in notes referencing the Index . J . P . Morgan provides no assurance or guarantee that notes linked to the Index will operate or would have operated in the past in a manner consistent with these materials . The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations . Alternative simulations, techniques, modeling or assumptions might produce significantly ditferent results and prove to be more appropriate . Actual results will vary, perhaps materially, from the hypothetical backtested returns and allocations presented in this document . HISTORICAL AND BACKTESTED PERFORMANCE AND ALLOCATIONS ARE NOT INDICATIVE OF FUTURE RESULTS . Hypothetical back - tested performance measures have inherent limitations . Hypothetical back - tested performance is derived by means of the retroactive application of a back - tested model that has been designed with the benefit of hindsight . Hypothetical back - tested results are neither an indicator nor a guarantee of future returns . Alternative modelling techniques might produce significantly ditferent results and may prove to be more appropriate . A copy of the index methodology is available upon request or can be viewed on MerQube’s website . MerQube performed the calculation of the hypothetical back - tested performance data . Neither J . P . Morgan Securities LLC (JPMS), nor any of its affiliates paid MerQube to perform these calculations . JPMS has entered into a license agreement with MerQube, Inc . that provides for an exclusive license to it and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Indices, which are owned and published by MerQube, Inc . JPMS worked with MerQube in developing the guidelines and policies governing the composition and calculation of the Index . The policies and judgments for which JPMS was responsible could have an impact, positive or negative, on the level of the Index and the value of your notes . JPMS is under no obligation to consider your interests as an investor in the notes in its role in developing the guidelines and policies governing the Index or making judgments that may atfect the level of the Index . Investment suitability must be determined individually for each investor, and investments linked to the Index may not be suitable for all investors . This material is not a product of J . P . Morgan Research Departments . Neither MerQube, Inc . nor any of its affiliates (collectively, “MerQube”) is the issuer or producer of any investment linked to the Index referenced herein and MerQube has no duties, responsibilities, or obligations to investors in such investment . The Index is a product of MerQube and has been licensed for use by JPMS (“Licensee”) and its affiliates . Such index is calculated using, among other things, market data or other information (“Input Data”) from one or more sources (each a “Data Provider”) . MerQube® is a registered trademark of MerQube, Inc . These trademarks have been licensed for certain purposes by Licensee, including use by Licensee’s affiliate in its capacity as the issuer of investments linked to the Index . Such investments are not sponsored, endorsed, sold or promoted by MerQube, any Data Provider, or any other third party, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the Input Data, Index or any associated data . Copyright © 2026 JPMorgan Chase & Co . All rights reserved . For additional regulatory disclosures, please consult : www . jpmorgan . com/disclosures . Information contained on this website is not incorporated by reference in, and should not be considered part of, this document . This monthly update document replaces and supersedes all prior written materials of this type previously provided with respect to the Index .